Exhibit 99.1

Contact:

Name:  John Moreira or John Gavin

Phone:  (781) 441-8338

For Immediate Release                                                                                       January 27, 2011

NSTAR Reports Results for Fourth Quarter and Year 2010

Boston, MA (NYSE: NST) – NSTAR today reported earnings attributable to common shareholders of $46.7 million, or 0.45 per common share, for the fourth quarter of 2010, compared to $47.6 million, or $0.45 per share, reported for the same period in 2009.  The current quarter includes a net charge of $4.6 million, or $0.04 per share, for costs associated with the proposed merger with Northeast Utilities and a minor adjustment to the gain related to the sale of NSTAR’s district energy operations on June 1, 2010.  Excluding these one-time items, earnings were $51.3 million, or $0.49 per share, compared to $47.6 million, or $0.45 per share, reported for the same period in 2009.

The company also reported earnings of $352.9 million, or $3.35 per share, for the year ended December 31, 2010 compared to $253.2 million, or $2.37 per share, for the year 2009.  The current year includes a gain of $110 million, or $1.04 per share, associated with the sale of NSTAR’s district energy operations facility, known as MATEP, a one-time charge of $20.5 million, or $0.20 per share, associated with an income tax settlement as previously disclosed, and $0.05 per share for the merger-related costs.  Excluding these non-recurring items, earnings were $269.5 million, or $2.56 per share.

NSTAR’s Chairman, President and Chief Executive Officer Thomas J. May said, “2010 was a very eventful year for your company.  First of all, we continued to deliver great reliability and customer service to our customers throughout the year.  We saw electric sales growth from the summer’s hot weather conditions, but more importantly, we also experienced sales growth from improving economic conditions.  I am very excited about the prospects of our announced merger of equals with Northeast Utilities (NYSE: NU) which will form the premier utility in New England.  We expect to close the merger in the second half of this year upon the receipt of all required regulatory and shareholder approvals.  The merger will enhance the company’s ability to increase its earnings and dividends. It also creates a larger, stronger and more diversified company with the expertise and financial resources to meet the energy needs of customers across New England.  Also, in December NSTAR and Northeast Utilities filed with the Federal Energy Regulatory Commission, our transmission service agreement with Hydro Quebec to build a transmission line that will bring 1,200 megawatts of clean energy to New England.”

May added, “In November, the common dividend was increased 6.3%, or $0.10 per share on an annualized basis – the 13th consecutive year the rate has been increased.  Our track record of dividend growth has helped us to achieve a very strong total return profile.  In 2010, our total return was 19.7%.  This represents the 14th consecutive year of positive total returns for our shareholders – an achievement that no company in any industry can match.”

The current quarter increase in earnings of $0.04 before one-time items reflects increases in gas and electric sales of 3.6% and 1.3%, respectively.  The gas sales increase for the quarter was primarily due to the modestly colder weather conditions that resulted in a 3% increase in heating degree-days in the region compared to last year while electric sales increased for the third consecutive quarter.  Other factors that had an impact on earnings for the quarter and year are summarized in the table on the following page.

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A reconciliation of the fourth quarter and full-year results of 2010 is as follows:

	Quarter	Year
Reported EPS –2009	$0.45	$2.37
Higher electric sales and performance-based adjustment	0.01	0.21
Gas sales	0.01	(0.02)
Higher transmission revenue	0.04	0.07
Lower interest costs	0.04	0.09
Increase in operations and maintenance	(0.03)	(0.12)
Decline in mitigation incentive revenues – transition costs	-	(0.03)
Increase in depreciation, amortization and property taxes	(0.02)	(0.04)
Non-utility operations	(0.02)	(0.01)
Lower common shares outstanding	0.01	0.04
	0.04	0.19
EPS before one-time items	0.49	2.56
Tax settlement, net	-	(0.20)
Merger-related costs, net	(0.05)	(0.05)
Gain on sale of discontinued operations	0.01	1.04
Reported EPS – 2010	$0.45	$3.35

Guidance for 2011

It is the Company’s expectation that the proposed merger with Northeast Utilities will close in the second half of 2011.  We expect to provide more detailed earnings guidance on the merged company at that time.  On a stand-alone basis, the Company expects that its 2011 earnings per share will be in the $2.60 to $2.75 range (excluding merger-related costs).   Electric sales are expected to increase by about 1% and gas sales to increase by about 4%, assuming normal weather conditions and improved economic conditions during the year.  The operation and maintenance expense impacting net income is expected to increase about $10 million.  Capital expenditures related to transmission of approximately $135 million are anticipated in 2011.

Comparative unaudited results for the fourth quarter and year-end periods were as follows:

Financial Data (in thousands, except per share data) Three months ended December 31:	2010	2009	% Change
Operating revenues from continuing operations	$697,014	$714,082	(2.4)%

Net income from continuing operations	$51,786	$46,520	11.3%
Income from discontinued operations (1)	-	1,610
Less: Preferred stock dividends of subsidiary	490	490	-
Total	51,296	47,640	7.7%
Merger-related costs, net (2)	(5,977)	-
Gain on sale of discontinued operations (1)	1,350	-
Net income attributable to common shareholders	$46,669	$47,640	(2.0)%
Weighted average number of shares:
Basic	103,587	106,808	(3.0)%
Diluted	103,906	107,005	(2.9)%
Earnings per basic and diluted share:
Continuing operations	$0.49	$0.43	14.0%
Discontinued operations	-	0.02	(100.0)%
Total	0.49	0.45	8.9%
Merger-related costs, net	(0.05)	-
Gain on sale of discontinued operations	0.01	-
Total earnings per basic and diluted share	$0.45	$0.45	-
Dividends paid per common share	$0.40	$0.375	6.7%

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Years ended December 31:	2010	2009	% Change
Operating revenues from continuing operations	$2,916,921	$3,054,357	(4.5)%

Net income from continuing operations	$264,482	$245,975	7.5%
Income from discontinued operations (1)	7,005	9,233	(24.1)%
Less: Preferred stock dividends of subsidiary	1,960	1,960	-
Total	269,527	253,248	6.4%
Merger-related costs, net (2)	(5,977)	-
Tax settlement, net (3)	(20,551)	-
Gain on sale of discontinued operations (1)	109,950	-
Net income attributable to common shareholders	$352,949	$253,248	39.4%

Weighted average number of shares:
Basic	104,981	106,808	(1.7)%
Diluted	105,218	106,996	(1.7)%
Earnings per basic and diluted share:
Continuing operations	$2.49	$2.28	9.2%
Discontinued operations	0.07	0.09	(22.2)%
Total	2.56	2.37	8.0%
Merger-related costs, net	(0.05)	-
Tax settlement, net	(0.20)	-
Gain on sale of discontinued operations	1.04	-
Total earnings per basic and diluted share	$3.35	$2.37	41.4%
Dividends paid per common share	$1.60	$1.50	6.7%
(1)

These amounts relate to the company’s district energy operations.  The sale was completed on June 1, 2010 and resulted in a one-time gain that is net of transaction costs and income taxes associated with the sale.

(2)	This amount relates to costs to complete the merger with Northeast Utilities announced on October 18, 2010.
(3)	This amount relates to a one-time charge associated with an income tax settlement recorded in the third quarter of 2010.

More detailed financial information will be provided in NSTAR’s Annual Report on Form 10-K that will be filed with the Securities and Exchange Commission in early February 2011.

Fourth Quarter Conference Call

NSTAR is holding a conference call to discuss its fourth quarter and full year 2010 financial results on Friday, January 28, 2011 at 9:00 a.m. (Eastern Time).  The call is being webcast and can be accessed on NSTAR’s corporate website – www.nstar.com – by selecting “Investor Relations” then “Webcast.”  A replay of the call will be archived on our website in the Investor Relations section under “Financial Information” and then “Webcast Archives.”

Forward-Looking Statements

This earnings release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements are based on the current expectations, estimates or projections of management, and are not guarantees of future performance.  Actual results could differ materially from these statements.

Examples of some important factors that could cause NSTAR’s actual results or outcomes to differ materially from those discussed in the forward-looking statements include, but are not limited to, the following: adverse financial market conditions including changes in interest rates and the availability and cost of capital; adverse economic conditions; changes to prevailing local, state and federal governmental policies and regulatory actions (including those of the Massachusetts Department of Public Utilities and the Federal Energy Regulatory Commission) with respect to allowed rates of return, rate structure,

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continued recovery of regulatory assets and energy costs, financings, municipalization, acquisition and disposition of assets, operation and construction of facilities, changes in tax laws and policies, and changes in, and compliance with, environmental and safety laws and policies; new governmental regulations or changes to existing regulations that impose additional operating requirements or liabilities; changes in available information and circumstances regarding legal issues and the resulting impact on our estimated litigation costs; weather conditions that directly influence the demand for electricity and natural gas; impact of continued cost control processes on operating results; ability to maintain current credit ratings; impact of uninsured losses; impact of adverse union contract negotiations; damage from major storms; impact of conservation measures and self generation by our customers; changes in financial accounting and reporting standards; changes in hazardous waste site conditions and the cleanup technology; prices and availability of operating supplies; impact of terrorist acts and cyber-attacks; impact of service quality performance measures; impact of the expected timing and likelihood of completion of the proposed merger with Northeast Utilities, which could be adversely affected by, among other things (i) the timing and conditions of any required governmental and regulatory approvals, (ii) litigation brought in connection with the proposed merger, (iii) the ability to maintain relationships with customers, employees or suppliers as well as the ability to successfully integrate the businesses and (iv) the risk that the credit ratings of the combined company or its subsidiaries may be different from what the companies expect.

Any forward-looking statement speaks only as of the date of this earnings release and NSTAR undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.  You are advised, however, to consult all further disclosures NSTAR makes in its filings to the Securities and Exchange Commission.  Other factors in addition to those listed here could also adversely affect NSTAR.

Profile

NSTAR, headquartered in Boston, is an energy delivery company with revenues of approximately $3 billion and assets of $8 billion that serves 1.4 million customers in Massachusetts, including approximately 1.1 million electric distribution customers in 81 communities and 300,000 natural gas distribution customers in 51 communities.  For more information, go to www.nstar.com.

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